EXHIBIT 99 (b)
                                                     --------------

               VIACOM AGREES TO SELL WTXF-TV IN PHILADELPHIA TO FOX

            New York, New York, August 31, 1994 -- Viacom Inc. (AMEX:
            VIA and VIAB) announced today that it has agreed to sell the assets of television station WTXF in Philadelphia to Fox Television Stations, Inc. for $200 million and other consideration. The transaction is subject to regulatory approvals. WTXF will continue to be operated as an affiliate of the Fox Broadcasting Company and is the new home of the Philadelphia Eagles.

            WTXF-29 is part of Viacom's Paramount Television Group. The group includes three NBC affiliates, WVIT-TV, Hartford, CT; WNYT-TV, Albany, NY; and WHEC-TV, Rochester, NY; two CBS affiliates, KMOV-TV, St. Louis, and KSLA-TV, Shreveport, LA; and three Fox affiliates, WKBD-TV, Detroit, MI; WLFL-TV, Raleigh/Durham, NC; and KRRT-TV, San Antonio, TX. The group also includes three independent stations, KTXA, Dallas, TX; KTXH, Houston, TX; and WDCA, Washington, D.C.. Viacom recently reached agreements to sell its Raleigh/Durham and San Antonio stations.

            At Viacom's election, WTXF in Philadelphia may become a secondary affiliate of the United/Paramount network for a specified period. The United/Paramount network is scheduled to launch in January 1995.

                                      -more-


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            Viacom Inc. is one of the world's largest entertainment
            and publishing companies and a leading force in nearly every segment of the international media marketplace. The operations of Viacom include Paramount Pictures; Paramount Television; MTV Networks; Showtime Networks Inc.; Simon & Schuster; Viacom Interactive Media; five regional theme parks; movie screens in 11 countries; cable systems serving 1.1 million customers; 12 television stations; and 14 radio stations. Blockbuster Entertainment Corporation is expected to merge into Viacom Inc. following a vote of the shareholders of both companies on September 29, 1994. National Amusements, Inc., a closely held corporation which owns and operates nearly 850 movie screens in the U.S. and the U.K., is the parent company of Viacom Inc.



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            Contact:  Viacom Inc.              Paramount Television Group
                      Nancy Bushkin            John Wentworth
                      212/258-6362             213/956-5394

                      Fox Inc.
                      Dennis Petrofskey
                      310/203-1755






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